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Investors	Media
Lynne Farris	Becky Wood DiSorbo
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lfarris@borland.com	bwood@borland.com

Borland Completes Acquisition of Starbase

SCOTTS VALLEY, Calif. — January 8, 2003 — Borland Software Corporation (Nasdaq NM: BORL) today announced that it has completed its acquisition of Starbase Corporation (Nasdaq: SBAS).

Under the terms of the merger agreement between Borland and Starbase dated October 8, 2002, Borland acquired Starbase for an aggregate consideration of approximately $24 million. Pursuant to the merger agreement, on October 11, 2002, Borland commenced an all-cash tender offer to acquire all outstanding shares of Starbase at a price of $2.75 per share. In the tender offer, which expired on November 22, 2002, approximately 78.9% of the outstanding Starbase shares were tendered and purchased by Borland. The tender offer was followed by the merger on January 7, 2003 of Starbase with Galaxy Acquisition Corp., the wholly owned subsidiary of Borland formed for the purpose of making the acquisition. In the merger, holders of the remaining outstanding shares of Starbase common stock at the time of the merger will receive the same $2.75 cash price per share paid in the tender offer. As a result of the merger, Starbase is now a wholly owned subsidiary of Borland. Former Starbase stockholders will be receiving materials shortly to exchange their Starbase shares for merger consideration.

The acquisition provides Borland with market-leading software configuration management technology, a base of more than 4,200 customers and expertise surrounding this market, including a direct sales force and research and development organization. The Starbase technology solutions, covering requirements definition and management and change and configuration management, complement Borland’s market-leading, cross-platform application development lifecycle solutions.

According to Borland’s Executive Vice President of Corporate Development and Mergers and Acquisitions, Frederick A. Ball, “The integration of Starbase into Borland is moving forward as planned. The first priority is to drive revenue growth through Borland’s worldwide distribution channels, which will be aided by the integration of the Starbase sales force into Borland’s. Later this month, our enlarged sales force will learn how to sell all of Borland’s products at Borland’s annual worldwide sales meeting with the goal of training salespeople to sell the combined product portfolio. The R&D organization, which will be maintained at its existing locations, is expected to continue developing products currently in the pipeline with an emphasis on achieving tighter integration with the entire Borland solution set and delivering a seamless user experience.”

Borland’s President and CEO Dale L. Fuller said, “With this acquisition, we are advancing our goal of integrating the design, development, testing, and deployment phases of the application development lifecycle to create a single, seamless solution. Borland’s platform-independent solutions help enterprises accelerate the time it takes to create business applications that deliver a competitive advantage and improve total cost of ownership. As time-to-market demands continue to compress the development process, Borland solutions have become a more compelling and strategic purchase for enterprises of all sizes.”

About Borland
Borland Software Corporation is a leading provider of technology used to develop, deploy, integrate, and manage software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the Borland Developer Network at http://bdn.borland.com, or call Borland at (800) 632-2864.

About Starbase
Starbase Corporation delivers an end-to-end enterprise software lifecycle solution covering requirements definition and management, code and content development, and change and configuration management. Starbase solutions, including CaliberRM and StarTeam, are designed to successfully drive development from concept to completion by implementing a requirements-driven development process that provides full visibility, traceability, and collaboration throughout the software development lifecycle. Using Starbase, enterprises can use a custom process framework to control the development process, manage key software disciplines and ensure fast adoption without impacting the development process or forcing organizational change. To learn more, visit http://www.starbase.com.

All Borland and Starbase brand and product names are trademarks or registered trademarks of Borland Software Corporation or Starbase Corporation, respectively, in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement
This release contains “forward-looking statements.” All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, Borland’s future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, and the growth of the market for its solutions. Borland’s and Starbase’ actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Borland and Starbase management and are subject to a number of risks and uncertainties, including, but not limited to, Borland’s ability to successfully integrate Starbase’ operations and employees, general economic factors and capital market conditions, general industry trends, the size and timing of enterprise-level sales, the potential effects on the combined company of competition in computer software product and services markets, growth rates in the software and professional services markets that it participates in, rapid technological change that can adversely affect the demand for its products, shifts in customer demand, market acceptance of new or enhanced products or services developed, marketed or sold by the combined company, delays in scheduled product availability dates, open source technologies that compete with each company’s products, actions or announcements by competitors, software errors, reduction in sales to or loss of any significant customers, each company’s ability to protect its intellectual property rights, the dependence on technologies licensed from third parties, each company’s ability to attract and retain qualified personnel, and each company’s ability to contain costs. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the latest annual report on Form 10K and the latest quarterly report on Form 10Q, copies of which may be obtained from www.sec.gov. Borland is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

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